Exhibit 99.1
Trident Microsystems Updates Guidance for Fourth Quarter
SUNNYVALE, Calif., Jan. 4, 2011 /PRNewswire/ — Trident Microsystems, Inc. (Nasdaq: TRID), a leader in high-performance semiconductor system solutions for the connected home, today updated its guidance for the fourth quarter ended Dec. 31, 2010.
The company currently expects to report revenues for the fourth quarter in the range of $115 million to $120 million, compared with prior guidance of $130 million to $140 million. The revenue shortfall is primarily attributable to order push-outs and cancellations from TV customers in the seasonally weak fourth quarter as well as slower than expected program ramp-up and a weaker retail segment for the company’s set-top box products. As a result of the revised revenue outlook and a weaker product mix, the company now expects its non-GAAP operating loss for the fourth quarter to be in the range of $18 million to $22 million, compared with prior guidance of $4 million to $8 million. Accordingly, GAAP operating loss is expected to be in the range of $43 million to $47 million. Cash balance at 2010 year end is estimated to be approximately $92 million.
The company currently expects the factors that negatively impacted fourth quarter revenues will be even more pronounced in the seasonally weak first quarter ending Mar. 31, 2011.
The company expects to announce its full financial results for the fourth quarter on Feb. 3, 2011, at which time it also expects to update its prior guidance for calendar 2011 and provide its initial guidance for the first quarter of 2011 to reflect current and anticipated market conditions.
In calculating non-GAAP operating loss for the fourth quarter of 2010, the company expects to exclude approximately $11 million of intangibles amortization, $10 million of restructuring expense, $3 million of stock-based compensation expense, and $1 million of in-process research and development and stock option investigation expenses. The expected results for the fourth quarter of 2010, including without limitation the estimated non-GAAP exclusions, are based on preliminary information.
Use of Non-GAAP Financial Information
To supplement the consolidated financial results prepared under GAAP, Trident uses a non-GAAP conforming, or non-GAAP, measure of gross margin, operating expenses, operating income (loss), and net income (loss) that is based on the directly comparable GAAP figure adjusted to exclude certain costs, expenses and gains. These non-GAAP measures give an indication of Trident’s baseline performance before gains, losses or other charges that are considered by management to be outside the company’s core operating results. The company believes these non-GAAP measures provide meaningful supplemental information for investors regarding the performance of the business and facilitate a meaningful evaluation of the company’s performance between current and prior periods. In addition, these non-GAAP measures are among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with or an alternative for GAAP and may be materially different from non-GAAP measures used by other companies. Trident computes its non-GAAP financial measures by adjusting the most directly comparable GAAP figure for acquisition-related expenses, stock-based compensation expense, expenses related to the stock option investigation and related matters, legal settlements, restructuring charges, expenses related to software license fees adjustment, amortization and impairment of intangible assets from acquisitions, impairment loss, backlog amortization, capital gains and losses and dividend income.
Forward-Looking Information
This press release contains forward-looking statements, including statements regarding financial expectations for the fourth quarter of fiscal year 2010 the first quarter of fiscal year 2011. The forward-looking statements made above are subject to certain risks and uncertainties, and actual results could vary materially depending on a number of factors. These uncertainties and risks include, in particular, any adjustments that may occur as a result of the actual final closing of our financial books for the fourth quarter and year ended Dec. 31, 2010. Additional factors that may affect Trident’s business are described in detail in Trident’s filings with the Securities and Exchange Commission available at http://www.sec.gov.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Sunnyvale, California, is a leading force in the digital home entertainment market, delivering an extensive range of platform solutions that enhance the consumer experience in the Connected Home. As one of the top-three semiconductor providers to both the TV and set-top box markets, Trident’s solutions can be found in the products of leading OEMs and channel partners worldwide. The company’s extensive IP portfolio of more than 2,000 patents has been driving key innovations in image quality, 3D TV, low power consumption, and 45nm designs. For further information about Trident and its products, please consult the Company’s web site: www.tridentmicro.com.
NOTE: Trident is a trademark of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.